                                                                   EXHIBIT 10.58

                                   EXHIBIT A

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK


---------------------------------

In re:
                                        CHAPTER 11
LODGIAN, INC., et al.,
                                        Case No. 01-16345 (BRL)
                Debtors.
                                        Jointly Administered
---------------------------------


              DISCLOSURE STATEMENT FOR JOINT PLAN OF REORGANIZATION
             OF IMPAC HOTELS II, L.L.C. AND IMPAC HOTELS III, L.L.C.
                TOGETHER WITH THE OFFICIAL COMMITTEE OF UNSECURED
                CREDITORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                This is not a solicitation of acceptances or rejections of the Impac Debtors' Joint Plan of Reorganization under chapter 11 of the Bankruptcy Code, which is annexed as Exhibit B to the Impac Disclosure Statement (the "Impac Plan"). Acceptances or rejections with respect to the Impac Plan may not be solicited until a disclosure statement has been approved by the United States Bankruptcy Court for the Southern District of New York. The Impac Disclosure Statement is being submitted for approval, but has not yet been approved, by the Bankruptcy Court. Any such approval by the Bankruptcy Court of the Impac Disclosure Statement as containing "adequate information" will not constitute endorsement of the Impac Plan. Information contained in the Impac Disclosure Statement is subject to completion or amendment.

CADWALADER, WICKERSHAM                          CURTIS, MALLET-PREVOST, COLT
   & TAFT LLP                                     & MOSLE LLP
Attorneys for the Debtors and                   Co-Attorneys for the Debtors and
  Debtors-In-Possession                           Debtors-In-Possession
100 Maiden Lane                                 101 Park Avenue New
York, New York 10038                            New York, New York 10178
(212) 504-6000                                  (212) 696-6000

                     DEBEVOISE & PLIMPTON
                     Attorneys for the Official Committee of
                     Unsecured Creditors
                     919 Third Avenue
                     New York, New York 10022
                     (212) 909-6000

Dated:          As of March 3, 2003

       THE DEADLINE BY WHICH EACH HOLDER OF AN IMPAIRED CLAIM MUST CAST A PROPERLY COMPLETED AND DELIVERED BALLOT FOR ITS VOTE TO ACCEPT OR REJECT THE
            IMPAC PLAN TO BE COUNTED IS APRIL 17, 2003, AT 5:00 P.M.
                        (PACIFIC TIME), UNLESS EXTENDED.

                                IMPORTANT NOTICE

                  The Impac Disclosure Statement and its related documents are the only documents authorized by the Bankruptcy Court to be used in connection with the solicitation of votes to accept the Impac Plan. No representations have been authorized by the Bankruptcy Court concerning the Impac Debtors, their business operations or the value of their assets, except as explicitly set forth herein.

                  Please refer to the Glossary and the Impac Plan for definitions of the capitalized terms used but not defined in the Impac Disclosure Statement.

                  The Impac Debtors reserve the right to file an amended Impac Plan and Impac Disclosure Statement from time to time. The Impac Debtors urge you to read the Impac Disclosure Statement carefully for a discussion of voting instructions, recovery information, Classification of Claims and Equity Interests, the history of the Impac Debtors and the Impac Debtors' Chapter 11 cases, the Impac Debtors' businesses, properties and results of operations, historical and projected financial results and a summary and analysis of the Impac Plan. The Impac Debtors also have attached the Lodgian Disclosure Statement (as defined in section V.A.2), annexed hereto as Exhibit A, for further information regarding the history and businesses of the Lodgian Group.

                  The Impac Disclosure Statement contains only a summary of the Impac Plan. The Impac Disclosure Statement is not intended to replace the careful and detailed review and analysis of the Impac Plan, only to aid and supplement such review. The Impac Disclosure Statement is qualified in its entirety by reference to the Impac Plan, the Plan Supplement and the exhibits attached thereto and the agreements and documents described therein. If there is a conflict between the Impac Plan and the Impac Disclosure Statement, the provisions of the Impac Plan will govern. You are encouraged to review the full text of the Impac Plan and Plan Supplement and to read carefully the entire Impac Disclosure Statement, including all exhibits, before deciding how to vote with respect to the Impac Plan.

                  Except as otherwise indicated, the statements in the Impac Disclosure Statement are made as of the date indicated on the cover and the delivery of the Impac Disclosure Statement will not imply that the information contained in the Impac Disclosure Statement is correct at any time after that date. Estimates of Claims in the Impac Disclosure Statement may vary from the final amounts of Claims allowed by the Bankruptcy Court.

                  You should not construe the Impac Disclosure Statement as providing any legal, business, financial or tax advice. You should, therefore, consult with your own legal, business, financial or tax advisors as to any such matters in connection with the Impac Plan, the solicitation of votes on the Impac Plan and the transactions contemplated by the Impac Plan.

                  As to any contested matters, adversary proceedings or other actions or threatened actions, the Impac Disclosure Statement is not, and is in no event to be construed as, an admission or stipulation. Instead, the Impac Disclosure Statement is, and is for all purposes to be construed as, solely and exclusively a statement made in settlement negotiations. The settlements and compromises described in the Impac Plan and the Impac Disclosure Statement remain subject to ongoing negotiations with the respective parties.

                               FORWARD-LOOKING INFORMATION

                  The Impac Disclosure Statement includes forward-looking statements based largely on the Impac Debtors' current expectations and projections about future events and financial trends affecting the financial condition of the Impac Debtors' or the Reorganized Impac Debtors' businesses. These include management's expectations with respect to the Impac Debtors' Chapter 11 cases, statements that describe anticipated revenues, capital expenditures and other financial items, statements that describe the Reorganized Impac Debtors' business plans and objectives, and statements that describe the expected impact of competition, government regulation, litigation and other factors on the Reorganized Impac Debtors' future financial condition and results of operations. The words "may," "should," "expect," "believe," "anticipate," "project," "estimate" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in section VIII, "Risk Factors," of the Impac Disclosure Statement. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the Impac Disclosure Statement may not occur and actual results could differ materially from those anticipated in the forward-looking statements. None of the Impac Debtors, the Reorganized Impac Debtors nor any other person undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                TABLE OF CONTENTS

                                                                             PAGE #
I. INTRODUCTION..............................................................  2

II. TREATMENT OF CREDITORS AND SHAREHOLDERS UNDER THE IMPAC PLAN.............  2
    A.      New Capital Structure of the Reorganized Impac Debtors...........  2
    B.      Summary of Classification and Treatment..........................  2
    C.      Description of the Classes.......................................  2
        1.    CCA Secured Claim (Class 1-A)..................................  2
        2.    Miscellaneous Secured Claims (Class 1-B).......................  2
        3.    Priority Non-Tax Claims (Class 2)..............................  2
        4.    General Unsecured Claims (Class 3).............................  2
        5.    Convenience Claims (Class 5)...................................  2
        6.    Equity Interests (Class 9).....................................  2
        7.    Subordinated Claims (Class 11).................................  2
    D.      Administrative Expenses of the Impac Debtors.....................  2
    E.      Reservation of "Cram Down" Rights................................  2
III. VOTING PROCEDURES AND REQUIREMENTS......................................  2
    A.      Vote Required for Acceptance by a Class..........................  2
    B.      Voting...........................................................  2
IV. FINANCIAL INFORMATION AND PROJECTIONS....................................  2
    A.      Operating Performance............................................  2
    B.      Three-Year Projections of the Reorganized Impac Debtors..........  2
V. BUSINESS DESCRIPTION AND SALIENT EVENTS DURING REORGANIZATION.............  2
    A.      Historical Background............................................  2
        1.    Background to the Chapter 11 Filings...........................  2
        2.    Confirmation of the Lodgian Plan...............................  2
        3.    Significant Events Concerning the Impac Debtors................  2
VI. GOVERNANCE OF THE REORGANIZED IMPAC DEBTORS..............................  2
    A.      Boards of Directors of the Reorganized Impac Debtors.............  2
    B.      Senior Management of the Reorganized Impac Debtors...............  2
VII. OTHER ASPECTS OF THE IMPAC PLAN.........................................  2
    A.      Distributions Under the Impac Plan...............................  2
        1.    Disbursing Agent...............................................  2
        2.    Timing and Conditions of Distributions.........................  2
        3.    Procedures for Treating Disputed Claims Under the Impac Plan...  2
    B.      Treatment of Executory Contracts and Unexpired Leases............  2
        1.    Contracts and Leases Not Expressly Assumed Are Rejected........  2
        2.    Cure of Defaults...............................................  2
        3.    Rejection Claims...............................................  2
        4.    Franchise Agreements...........................................  2

                                                                             PAGE #
    C.      Effect of Confirmation............................................ 2
        1.    Discharge of Claims............................................. 2
        2.    Indemnification................................................. 2
    D.      Miscellaneous Provisions.......................................... 2
VIII. RISK FACTORS............................................................ 2
    A.      Certain Bankruptcy Considerations................................. 2
        1.    General Risks Relating to Confirmation and Consummation......... 2
        2.    Matters Affecting Recoveries.................................... 2
        3.    of Franchise Agreements......................................... 2
        4.    No Assurance of Feasibility..................................... 2
    B.      Financing Risks................................................... 2
        1.    Post-Reorganization Obligations................................. 2
        2.    Limited Access to Working Capital............................... 2
    C.      Risks Associated with the Businesses.............................. 2
IX. CONFIRMATION OF THE IMPAC PLAN............................................ 2
    A.      Confirmation Hearing.............................................. 2
    B.      General Requirements of Section 1129.............................. 2
    C.      Interests Tests................................................... 2
    D.      Liquidation Analysis.............................................. 2
    E.      Feasibility....................................................... 2
    F.      Section 1129(b)................................................... 2
        1.    No Unfair Discrimination........................................ 2
        2.    Fair and Equitable Test......................................... 2
X. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE IMPAC PLAN.................. 2
    A.      Consequences to Holders of General Unsecured Claims............... 2
    B.      Distributions in Discharge of Accrued Interest.................... 2
    C.      Market Discount................................................... 2
    D.      Information Reporting and Withholding............................. 2
XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE IMPAC PLAN........... 2
    A.      Liquidation Under Chapter 11...................................... 2
    B.      Alternative Plan(s)............................................... 2
XII. CONCLUSION............................................................... 2

EXHIBITS

Exhibit A     Lodgian Disclosure Statement

Exhibit B     Impac Debtors' Joint Plan of Reorganization

Exhibit C     Projections

                                    GLOSSARY

                  The terms in the following table are used in the Impac Disclosure Statement and, in most cases, the Impac Plan. The definitions given below of terms used in the Impac Plan are summaries. Please refer to the Impac Plan for the complete definitions of those terms and other defined terms used throughout the Impac Disclosure Statement. Unless otherwise specified, all section references in the Impac Disclosure Statement refer to sections of the Impac Disclosure Statement.

Administrative Expense Claim        Any expense relating to the administration
                                    of an Impac Debtor's Chapter 11 Case,
                                    including actual and necessary costs and expenses of preserving the respective Impac
                                    Debtor's estate and operating the Impac
                                    Debtor's businesses, any indebtedness or obligations incurred or assumed during the applicable Chapter 11 Case, allowances for compensation and reimbursement of expenses to the extent allowed by the Bankruptcy
                                    Court, and certain statutory fees chargeable against the Impac Debtors' estates.

Allowed Claim or Equity Interest    A Claim against, or Equity Interest in, an
                                    Impac Debtor which the Impac Debtor agrees, or in the event of a dispute, which the Bankruptcy Court determines pursuant to a Final Order, to be a valid obligation of the Impac Debtor in the amount so agreed or determined.

Allowed Tax Claim                   Any Allowed Claim of a governmental unit of
                                    the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Bankruptcy Code                     Title 11 of the United States Code, as
                                    amended.

Bankruptcy Court                    The United States Bankruptcy Court for the
                                    Southern District of New York.

Bar Date June 3, 2002, which is the date fixed by the Bankruptcy Court as the last date upon which proofs of Claim and Equity Interests can be filed against the Impac Debtors' estates.

Cash                                Legal tender of the United States of
                                    America.

CCA                                 The Capital Company of America LLC.

CCA Secured Claim                   The Claim by CCA, as agreed to by the Impac
                                    Debtors and CCA under the Settlement
                                    Agreement.

Claim Either (i) any right to payment from any of the Impac Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, known or unknown, or (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from any of the Impac Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, known or unknown.

Commencement Date                   The date the Impac Debtors' Chapter 11 cases
                                    were commenced was December 20, 2001.

Committee                           The Official Committee of General Unsecured
                                    Creditors appointed in the jointly
                                    administered Chapter 11 cases of Lodgian and its debtor-subsidiaries, including the Impac
                                    Debtors.

Disputed Claim                      A Claim that is not an Allowed Claim.

Effective Date                      A business day selected by the Plan
                                    Proponents on or after the date of
                                    confirmation of the Impac Plan, on which all conditions to the effectiveness of the Impac
                                    Plan have been satisfied or waived and there is no stay of the order confirming the Impac
                                    Plan. The Plan Proponents may select
                                    different Effective Dates for each of the Impac Debtors.

Equity Interest                     The rights of a holder of an Impac Debtor's
                                    capital stock, membership or partnership interests, or similar ownership interests, including any right to acquire such an interest.

Exit Financing Borrowers            The newly formed special purpose entities to
                                    be named as the borrowers under the Exit
                                    Financing Facility.

Exit Financing Facility             The financing agreements to be entered into
                                    on the Effective Date among a lender (as discussed in section V.A.3(b)), and the Exit
                                    Financing Borrowers.

Final Order                         An order or judgment of the Bankruptcy Court
                                    entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases, which has not been reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil
                                    Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a Final Order.

General Unsecured Claim             Any Claim against the applicable Impac
                                    Debtor that (i) is not an Administrative
                                    Expense Claim, a Priority Tax Claim, a
                                    Secured Claim, a Priority Non-Tax Claim, or a Subordinated Claim, or (ii) is otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

Impac Debtors                       IMPAC Hotels II, L.L.C. and IMPAC Hotels
                                    III, L.L.C., as debtors and
                                    debtors-in-possession in Chapter 11 cases
                                    01-16367 and 01-16375, respectively.

Impac Disclosure Statement          This document together with the annexed
                                    exhibits.

Impac Hotel Properties              As applicable, the respective interests of
                                    the Impac Debtors in the hotel properties
                                    (including leasehold interests) described in
                                    section V.A.3.

Impac Plan                          The Impac Debtors' Joint Plan of
                                    Reorganization Under Chapter 11 of the
                                    Bankruptcy Code, annexed as Exhibit B to the Impac Disclosure Statement.

Inter-Company Claims                Any General Unsecured Claim held by the
                                    Impac Debtors or a member of the Lodgian
                                    Group (as is defined in section V.A.3 of the Impac Disclosure Statement) against the other, as well as any General Unsecured
                                    Claim held by one of the Impac Debtors
                                    against the other Impac Debtor.

Lodgian                             Lodgian, Inc.

Plan Proponents                     The Impac Debtors and the Committee.

Plan Supplement                     A supplemental appendix to the Impac Plan
                                    that will contain: (i) the draft form of the Plan Documents to be entered into as of the Effective Date and (ii) the Schedule of
                                    Assumed Contracts as of the date of the Plan
                                    Supplement, to be filed seven (7) days
                                    before the date of the Confirmation Hearing.

Projections                         The projections in the Impac Disclosure
                                    Statement, included in Exhibit C.

Reinstated Equity Security          The Equity Interests in the Impac Debtors as
                                    reinstated pursuant to the Impac Plan.

Reorganized Impac Debtors           The Impac Debtors as reorganized as of the
                                    Effective Date in accordance with the Impac
                                    Plan.

Settlement Agreement                The agreement approved by the Bankruptcy
                                    Court on October 31, 2002, which, inter
                                    alia, permits the Impac Debtors to fully discharge the CCA Secured Claim.

Settlement Amount                   The amount for which the CCA Secured Claim
                                    can be fully discharged, in accordance with the Settlement Agreement.

Subclass A subclass of a Class of Claims established pursuant to Section 3 of the Impac Plan.

                                       I.

                                  INTRODUCTION

                  The Plan Proponents are soliciting votes to accept or reject the Impac Plan. The overall purpose of the Impac Plan is to provide for the restructuring of the Impac Debtors' liabilities in a manner designed to maximize recoveries to all stakeholders and avoid liquidation or turnover of the Impac Hotel Properties. The Impac Plan provides for the continued operation of the Reorganized Impac Debtors. A copy of the Impac Plan is attached as Exhibit B to the Impac Disclosure Statement. Please refer to the Glossary, as well as the Impac Plan for definitions of terms used but not defined in the Impac Disclosure Statement.

                  Although the Impac Plan is proposed as a joint plan of reorganization of the Impac Debtors, the Impac Plan is a separate plan for each Impac Debtor. As such, the Impac Plan does not provide for substantive consolidation of the assets or liabilities of the Impac Debtors.

                  The purpose of the Impac Disclosure Statement is to provide sufficient information to enable the creditors of each Impac Debtor that are entitled to vote to make an informed decision on whether to accept or reject the Impac Plan.

                  The Impac Disclosure Statement describes:

                  O the new capital structures of the Reorganized Impac Debtors and how the holders of Allowed Claims and Equity Interests are treated (section II);

                  O how to vote on the Impac Plan and who is entitled to vote (section III);

                  O certain financial information about the Impac Debtors, including three-year consolidated cash flow projections of the Reorganized Impac Debtors (section
                           IV);

                  O the businesses of the Impac Debtors, the events that led to the commencement of their Chapter 11 cases and significant events that have occurred in the Chapter 11 cases (section V);

                  O how the Reorganized Impac Debtors will be governed when the Impac Plan becomes effective (section VI);

                  O how distributions under the Impac Plan will be made and the manner in which Disputed Claims will be resolved (section VII.A);

                  O certain factors that creditors should consider before voting (section VIII);

                  O the procedure and requirements for confirming the Impac Plan (section IX);

                  O certain federal income tax consequences of confirmation of the Impac Plan (section X); and

                  O        alternatives to the Impac Plan (section XI).

                  Additional financial information, such as historical profit and loss statements, can be found in the Projections located in Exhibit C of the Impac Disclosure Statement. Financial information about Lodgian can be found in the periodic reports of Lodgian, filed with the Securities and Exchange Commission, including: Lodgian's annual report on Form 10-K for the fiscal year ended December 31, 2001, and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002, and September 30, 2002. The December 31, 2002 Form 10-K will be filed on or before March 31, 2003. Copies of these filings may be obtained on the Internet at www.sec.gov or www.freeedgar.com.

                  The Plan Supplement will contain material documents to be entered into in connection with the implementation of the Impac Plan, including, among others, organizational documents of the Reorganized Impac Debtors.

                  The Impac Disclosure Statement, the attached exhibits, the Impac Plan and the Plan Supplement are the only materials that you should use in determining whether to vote to accept or reject the Impac Plan. The summaries of the Impac Plan and other documents related to the restructuring of the Impac Debtors are qualified in their entirety by the Impac Plan, its exhibits, and the documents and exhibits contained in the Plan Supplement.


            --------------------------------------------------------------------
                               ENTITLEMENT TO VOTE ON THE IMPAC PLAN

             O Classes 1-B, 3 and 5 are impaired under the Impac Plan and are entitled to vote under the Impac Plan.

             O Classes 1-A, 2, and 9 are unimpaired under the Impac Plan, are deemed to have accepted the Impac Plan and will not be entitled to vote on the Impac Plan.

             O Class 11 will not receive any distribution under the Impac Plan, is deemed to have rejected the Impac Plan and will not be entitled to vote on the Impac Plan.

             See section II.B for a description of the Classes of Claims and Equity Interests and their treatment under the Impac Plan. (1)
            --------------------------------------------------------------------

                  The Bankruptcy Code provides that only Claims actually voted will be counted for purposes of determining whether the requisite acceptances of the Impac Plan are received. Failure to timely deliver a properly completed ballot with respect to any Claim entitled to vote will constitute an abstention and that Claim will not be counted for the purpose of approving the Impac Plan.



----------

(1) The Impac Plan is based upon the confirmed Joint Plan of Reorganization of Lodgian, Inc., et al., and provisions that do not apply to the Impac Debtors were intentionally omitted. Consequently, the numbering of the classes in the Impac Plan is not consecutive.

            --------------------------------------------------------------------
                             VOTING DEADLINE AND RECORD DATE

            THE LAST DAY TO VOTE TO ACCEPT OR REJECT THE IMPAC PLAN IS APRIL 17, 2003. ALL VOTES MUST BE RECEIVED BY THE VOTING AGENT BY 5:00 P.M. (PACIFIC TIME) ON THAT DAY.

            THE RECORD DATE FOR DETERMINING WHICH CREDITORS MAY VOTE ON THE IMPAC PLAN IS MARCH 20, 2003.
            --------------------------------------------------------------------

                  The Impac Plan is based on extensive negotiations with holders of the various Claims against the Impac Debtors. Importantly, the Impac Plan (and the Exit Financing Facility providing the means for its implementation) enables the Impac Debtors to reorganize their businesses and avoid liquidation, pursuant to the Impac Debtors' rights as previously negotiated in the Settlement Agreement. The Plan Proponents believe that approval of the Impac Plan provides the best opportunity for each Impac Debtor to avoid an immediate liquidation and emerge from Chapter 11, returning its business to profitability. The Committee fully supports, and is a co-proponent of, the Impac Plan. The Committee, which is the single committee of unsecured creditors appointed in the jointly administered chapter 11 cases of Lodgian and its debtor-subsidiaries, including the Impac Debtors, does not include creditors of the Impac Debtors. The majority of the Committee presently holds equity interests of Lodgian, which they received as pre-petition creditors of Lodgian and its debtor-subsidiaries (other than the Impac Debtors) pursuant to the previously confirmed plan of reorganization of those entities. However, as discussed elsewhere in this Impac Disclosure Statement, the Committee and its professionals participated fully in the negotiation of the Settlement Agreement which was heavily negotiated prior to confirmation of the Confirmed Debtors' plan of reorganization and the conversion of the Committee members' allowed claims to equity interests of reorganized Lodgian under that chapter 11 plan.

            --------------------------------------------------------------------
                                  VOTING RECOMMENDATIONS

            The Plan Proponents believe that confirmation of the Impac Plan is the best opportunity for creditors and Equity Interest holders of the respective Impac Debtors to avoid an immediate liquidation and maximize their recoveries and for the on-going business operations of the Impac Debtors. Each of the Impac Debtors encourages its creditors entitled to vote to accept the Impac Plan.
            --------------------------------------------------------------------

                  Please contact the Voting Agent with any questions relating to voting on the Impac Plan. Additional copies of the Impac Disclosure Statement and, when filed, copies of the Plan Supplement are available upon request made to the Voting Agent, at the following address:

    ----------------------------------------------------------------------------
    IF BY OVERNIGHT OR HAND DELIVERY:                IF BY STANDARD MAILING:

      POORMAN-DOUGLAS CORPORATION                  POORMAN-DOUGLAS CORPORATION
        10300 S.W. ALLEN BOULEVARD                        P.O. BOX 4230
        BEAVERTON, OREGON 97005                     PORTLAND, OREGON 97208-4230
           ATTN: LODGIAN/IMPAC                         ATTN: LODGIAN/IMPAC
            BALLOTING CENTER                              BALLOTING CENTER
    ----------------------------------------------------------------------------

                                       II.

          TREATMENT OF CREDITORS AND SHAREHOLDERS UNDER THE IMPAC PLAN

                  The Impac Plan governs the treatment of Claims against and Equity Interests in the Impac Debtors. This section summarizes the new capital structures of the Reorganized Impac Debtors, describes the Claims and Equity Interests in each Class established under the Impac Plan and summarizes the treatment of each Class.

A. NEW CAPITAL STRUCTURE OF THE REORGANIZED IMPAC DEBTORS

                  The Impac Plan provides for the continued operation of the Reorganized Impac Debtors, which through their newly formed subsidiaries (the Exit Financing Borrowers), will continue in operation if the Impac Plan is confirmed. In order to maximize the value of the business of the Reorganized Impac Debtors, by virtue of the reorganization, the Reinstated Equity Securities of the Reorganized Impac Debtors will be left unimpaired and will continue to be one hundred percent (100%) directly or indirectly owned by Lodgian, in exchange for substantial contributions of new value. The new value contributions will consist of certain InterCompany Claims at approximately $32.7 million, which will be contributed as equity under the Impac Plan and will not receive a creditor distribution. Further material contributions consist of Cash to fund the Class 3 Cash Pool (discussed in section II.C.4) as well as financial accommodations in connection with the Exit Financing Facility, such as extending a guarantee under the Exit Financing Facility and the payment of Extension Fees (as defined in the Settlement Agreement). In particular, the Exit Financing Facility is expressly conditioned upon Lodgian's agreement to guaranty certain obligations of the Exit Financing Borrowers, including, under certain circumstances, repayment of the entire loan. Absent the Lodgian guarantee, there would be no Exit Financing Facility and, in turn, no reorganization of the Impac Debtors.

                  The Impac Debtors have explored multiple options for reorganization, including sale of the Impac Hotel Properties or alternative exit financing options, and believe that the current structure provides the best recovery on all Claims given the facts and circumstances of the Impac Debtors' bankruptcy cases. As set forth below in section V.A.3, the Settlement

Agreement provides that the Impac Debtors may fully discharge the CCA pre-petition Claims by payment of the Settlement Amount on or before the Outside Closing Date. Given that if the Settlement Amount is not timely paid, the Impac Hotel Properties will be transferred to CCA pursuant to foreclosure and/or deed in lieu of foreclosure documents executed and presently held in escrow (to the detriment of all other claimholders of the Impac Debtors), the Settlement Agreement effectively limits the types of structures the Impac Debtors can employ in their reorganization. The only viable option for the Impac Debtors, outside of the currently proposed Impac Plan, is liquidation. If liquidation occurs, in accordance with the Settlement Agreement, it is highly probable that CCA will obtain the Impac Hotel Properties, either through deed in lieu documents or through foreclosure, leaving no unencumbered assets for distribution to other claimants. Therefore, a reorganization with payment of the Settlement Amount in satisfaction of the CCA Secured Claim provides a greater recovery to all other Claims of the Impac Debtors.

B. SUMMARY OF CLASSIFICATION AND TREATMENT


           --------------------------------------------------------------------
                           IMPORTANT NOTE ON ESTIMATES

           The estimates of recovery amounts and percentages in the following tables and elsewhere in the Impac Disclosure Statement may differ from actual distributions if the Impac Debtors' estimates of Allowed Claims prove to be inaccurate. The Impac Debtors' estimates of Allowed Claims reflect the Impac Debtors' reasonable judgment based on current information as of the date of the Impac Disclosure Statement and the Impac Debtors make no representation as to the accuracy of these amounts.
           --------------------------------------------------------------------

                  The Impac Plan constitutes a separate Chapter 11 plan of reorganization for each Impac Debtor. Except for Administrative Expense Claims and Priority Tax Claims, all Claims against, and Equity Interests in a particular Impac Debtor are placed in the following Classes for each of the Impac Debtors. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified and thus are excluded from the following Classes.

                  The following table designates the Classes of Claims against and Equity Interests in each Impac Debtor (as and to the extent that such Class of Claims or Equity Interests is applicable to such Impac Debtor) and specifies which of those Classes are (i) impaired or unimpaired by the Impac Plan and (ii) entitled to vote to accept or reject the Impac Plan in accordance with section 1126 of the Bankruptcy Code or deemed to reject the Impac Plan.

Treatment of Claims and Equity Interests


-------------------------------------------------------------------------------------------------------------------
CLASS              DESCRIPTION                               TREATMENT                     ENTITLED      ESTIMATED
                                                                                           TO VOTE       RECOVERY
-------------------------------------------------------------------------------------------------------------------
1-A             CCA Secured Claim                  Satisfaction of Settlement Amount       No (deemed    100%
                                                                                           to accept)
-------------------------------------------------------------------------------------------------------------------
1-B             Miscellaneous Secured Claims       Either (i) Cash equal to 100% of the    Yes           100%
                                                   Allowed Claim; (ii) net proceeds of
                                                   sale of collateral up to the amount of
                                                   the Allowed Claim; (iii) the
                                                   collateral securing the Allowed
                                                   Claim; (iv) a note with periodic cash
                                                   payments having a present value
                                                   equal to the amount of the Allowed
                                                   Claim and secured by the existing
                                                   collateral; (v) such treatment that
                                                   leaves unaltered the legal, equitable
                                                   and contractual rights of the holder;
                                                   or (vi) such other distribution as is
                                                   necessary to satisfy the requirements
                                                   of the Bankruptcy Code
-------------------------------------------------------------------------------------------------------------------
2               Priority Non-Tax Claims            Paid in full                            No (deemed    100%
                                                                                           to accept)
-------------------------------------------------------------------------------------------------------------------
3               General Unsecured Claims           Pro rata share of Class 3 Cash Pool     Yes           15%
-------------------------------------------------------------------------------------------------------------------
4               Reserved                           N/A                                     N/A           N/A
-------------------------------------------------------------------------------------------------------------------
5               Convenience Claims                 Paid in full                            Yes           100%
-------------------------------------------------------------------------------------------------------------------
6               Reserved                           N/A                                     N/A           N/A
-------------------------------------------------------------------------------------------------------------------
7               Reserved                           N/A                                     N/A           N/A
-------------------------------------------------------------------------------------------------------------------
8               Reserved                           N/A                                     N/A           N/A
-------------------------------------------------------------------------------------------------------------------
9               Equity Interest                    Reinstated Equity Security              No (deemed    100%
                                                                                           to accept)
-------------------------------------------------------------------------------------------------------------------
10              Reserved                           N/A                                     N/A           N/A
-------------------------------------------------------------------------------------------------------------------
11              Subordinated Claims                No distribution                         No (deemed    None
                                                                                           to reject)
-------------------------------------------------------------------------------------------------------------------

                For convenience of identification, the Impac Plan classifies the Allowed Claims in Class 1 as a single Class. This Class is actually a group of two Subclasses, the CCA Secured Claim Subclass and the Miscellaneous Secured Claims Subclass. The treatment of the Claims in the CCA Secured Claim Subclass is the contractual treatment as provided for in the Settlement Agreement and, as such, Subclass 1-A is unimpaired. The treatment of the Miscellaneous Secured Claims Subclass depends upon the Collateral securing such Allowed Claims. Each Subclass is treated under the Impac Plan as a separate class for voting and distribution purposes.

                  For convenience of identification, the Impac Plan classifies the Allowed Claims in Class 3 as a single Class. This Class is actually a group of two Subclasses, one for the Allowed Class 3 Claims against each Impac Debtor. Although each Subclass is treated under the Impac Plan as a separate class for voting purposes, the holders of claims in each Subclass will receive, as a distribution under the Impac Plan, its pro rata share from the aggregate amount of Cash in the Class 3 Cash Pool as provided in the Impac Plan.

C. DESCRIPTION OF THE CLASSES

                  Unless otherwise indicated, the characteristics and amount of the Claims or Equity Interests in the following Classes are based on the books and records of each of the applicable Impac Debtors.(2) Each Subclass is treated as a separate Class for purposes of the Impac Plan and the Bankruptcy Code. However, the following discussion may refer to a group of Subclasses as a single Class for ease of reference.

           --------------------------------------------------------------------
                        INTEREST WILL NOT ACCRUE AFTER COMMENCEMENT DATE

           Unless otherwise specified in the Impac Plan or by order of the Bankruptcy Court, no interest will accrue or be paid on an Allowed Claim, for any purpose, on or after the Commencement Date.
           --------------------------------------------------------------------

         1.   CCA Secured Claim (Class 1-A)

                  Description. The allowed claim held by CCA against the Impac Debtors pursuant to the Settlement Agreement.

                  Treatment. The Class 1-A Claim is held by CCA and will be satisfied in full by payment of the Settlement Amount. Class 1-A Claim is unimpaired.

         2.   Miscellaneous Secured Claims (Class 1-B)

                  Description. The Claims in Class 1-B consist of any Claims to the extent (i) secured by Collateral, the amount of which is equal to or less than the value of such Collateral (A) as set forth in the Impac Plan, (B) as agreed to by the holder of such Claim and the applicable Impac Debtor(s), or (C) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code

                  Treatment. Class 1-B Claims are impaired, and any holders of Allowed Claims in Class 1-B are entitled to vote to accept or reject the Impac Plan. Class 1-B will receive (i) Cash equal to 100% of the Allowed Claim; (ii) net proceeds of sale of collateral up to the amount of the Allowed Claim; (iii) the collateral securing the Allowed Claim; (iv) a note with periodic cash payments having a present value equal to the amount of the Allowed Claim and secured by the

----------

(2) Again, the Impac Plan is based upon the confirmed Joint Plan of Reorganization of Lodgian, Inc., et al. Provisions that do not apply to the Impac Debtors were intentionally omitted and, consequently, the numbering of the classes is intentionally not consecutive.

existing collateral; (v) such treatment that leaves unaltered the legal, equitable and contractual rights of the holder; or (vi) such other distribution as is necessary to satisfy the requirements of the Bankruptcy Code. In the event that Class 1-B rejects the Impac Plan, the applicable Impac Debtor(s) reserves the right to request, pursuant to section 13.10 of the Impac Plan, confirmation of its plan through a "cram down" of such Class under section 1129(b) of the Bankruptcy Code and modification of the plan to the extent, if any, confirmation under section 1129(b) requires modification.

         3.   Priority Non-Tax Claims (Class 2)

                  Description. The Claims in Class 2 are the types of Claims identified in section 507(a) of the Bankruptcy Code that are entitled to priority in payment (other than Administrative Expense Claims and Priority Tax Claims). For each of the Impac Debtors, these Claims relate primarily to pre-petition wages and employee benefit plan contributions that had not yet been paid as of the Commencement Date. Each of the Impac Debtors believes that all of these Claims have already been paid pursuant to an order entered by the Bankruptcy Court on the Commencement Date.

                  Treatment. Allowed Claims in Class 2 are unimpaired. To the extent that they have not already been paid, they will be paid in full on or as soon as is reasonably practicable after the Effective Date, except to the extent that the holders of such Claims agree to a different treatment.

         4.   General Unsecured Claims (Class 3)

                  Description. Class 3 consists of the Claims of suppliers and other vendors, personal injury and other litigation claimants to the extent not covered by insurance, parties to executory contracts or unexpired leases with the respective Impac Debtors that are being rejected, any applicable Inter-Company Claims and other General Unsecured Claims. Class 3 includes Tort Claims that are covered in whole or in part by insurance maintained by the Impac Debtors. However, such Claims will share in the treatment of this Class only to the extent of the allowed amount of such Claims that is less than or equal to the Debtor's self-insured retention or deductible amount under the applicable insurance policy and not satisfied from proceeds of insurance payable to the holder of the Claim.

                  For purposes of the initial distribution, and as part of the distribution mechanism under the Impac Plan for holders of Claims in Class 3, the applicable Impac Debtor will be required to estimate the total amount of Allowed Claims in Class 3. The aggregate amount of General Unsecured Claims (excluding Inter-Company Claims) filed or scheduled against the Impac Debtors on or before the Bar Date (adjusted to take into account Claims that have been otherwise satisfied as of the date hereof) was approximately $4.4 million.(3) However, the respective Impac Debtors estimate that, after deducting duplicate Claims, Claims not supported by the respective Impac Debtors' books and records, Claims that are (or will be) covered by insurance and Claims that are subject to other objections, the aggregate amount of Allowed Claims in Class 3 Subclasses will be approximately $2.0 million.

----------

(3) This amount excludes any potential deficiency claims that holders of Allowed Secured Claims in Class 1-B may have.

                  For convenience of identification, the Impac Plan classifies the Allowed Claims in Class 3 as a single Class. Class 3 actually consists of two separate Subclasses, one for the allowed Class 3 Claims against each of the respective Impac Debtors. Each Subclass is treated under the Impac Plan as a separate class for purposes of voting.

                  Treatment of Class 3 Claims against Impac Debtors. Class 3 Claims are impaired. In order to provide a recovery to holders of Class 3 Allowed Claims, Lodgian is contributing $ 302,484 in Cash to the Class 3 Cash Pool. The holders of Allowed Claims in each Class 3 Subclass will receive a pro rata share of the Cash in the Class 3 Cash Pool.

                  Based upon present estimates of aggregate Claims, all holders of Allowed Class 3 Claims will receive approximately fifteen percent (15%) of their Allowed Claim. However, the actual percentage of the payout will be based upon the ultimate amount of all Allowed Claims, as the percentage recovery is based on a pro rata distribution of the fixed amount in the Class 3 Cash Pool.

         5.   Convenience Claims (Class 5)

                  Description. Class 5 consists of (a) Allowed General Unsecured Claims of a holder in an amount equal to $200 or less, (b) Allowed General Unsecured Claims of a holder that has irrevocably elected on its ballot to reduce its Claims to the amount of $200, or (c) a disputed General Unsecured Claim that becomes an Allowed General Unsecured Claim of $200 or less with the consent of, and in the amount agreed to by, the applicable Impac Debtor or pursuant to a Final Order.

                  Treatment. Class 5 is impaired. Class 5 Claims will receive Cash in an amount equal to the Allowed amount of their Claim on or as soon as reasonably practicable after the Effective Date.

         6.   Equity Interests (Class 9)

                  Description.  Class 9 consists of holders of Equity Interests.

                  Treatment. Class 9 is unimpaired. Except as may otherwise be determined by the applicable Impac Debtor, including, without limitation, the transfer of Equity Interests to affiliates of the Impac Debtors, the legal, equitable and contractual rights of holders of Allowed Equity Interests in Class 9 shall remain unaltered. All holders of Equity Interests, and all instruments representing it, will be reinstated on the Effective Date. In consideration of the retention of the Reinstated Equity Securities, Lodgian is providing substantial new value consisting of Cash and other financial accommodations, as set forth in section II.A.

         7.   Subordinated Claims (Class 11)

                  Description. Class 11 consists of any Claim against any of the Impac Debtors for any fine, penalty, forfeiture or attorneys' fees (but only to the extent such attorneys' fees are punitive in nature), or for multiple, exemplary or punitive damages, to the extent that such fine, penalty, forfeiture, attorneys' fees or damages are not compensation for actual pecuniary loss suffered by the holder of such Claim and not statutorily prescribed, and all claims against either of the Debtors of the type described in Section 510(b) of the Bankruptcy Code relating to equity interests (including all Equity Interests). In general, punitive or exemplary damage Claims are intended to punish or make an example of a wrongdoer. However, in the context of an insolvent entity, such as each of the Impac Debtors, the enforcement of punitive Claims would have the effect of punishing unsecured creditors by diluting the ultimate recovery to all unsecured creditors. Moreover, punitive and exemplary damage Claims differ significantly from other General Unsecured Claims which are based upon pecuniary losses. For these reasons, such Claims have been classified separately from other unsecured Claims. The Debtors do not believe that there will be any Allowed Claims in this Class.

                  Treatment. Class 11 is impaired. To the extent that there are any Allowed Claims in Class 11, they are subordinated to the Claims in other Classes. No property will be distributed to or retained by the holders of Allowed Claims in this Class on account of these Claims. Class 11 is therefore deemed to reject the Impac Plan and the Impac Debtors will not solicit their vote.

D. ADMINISTRATIVE EXPENSES OF THE IMPAC DEBTORS

                  In order to confirm the Impac Plan, Administrative Expense Claims and Allowed Tax Claims entitled to priority under the Bankruptcy Code must be paid in full or in a manner otherwise agreeable to the holders of those Claims. Administrative expenses are the actual and necessary costs and expenses of the Impac Debtors' Chapter 11 cases of each of the respective Impac Debtors. Those expenses include, but are not limited to, cure payments in connection with the assumption of certain contracts, post-petition salaries and other benefits for employees, post-petition rent for facilities and offices, amounts owed to vendors providing goods and services during the Impac Debtors' Chapter 11 cases, tax obligations incurred after the commencement of the Impac Debtors' Chapter 11 cases, and certain statutory fees and expenses. Other administrative expenses include the actual, reasonable and necessary professional fees and expenses of the professionals retained by each of the Impac Debtors and the Committee.

                  Consistent with the requirements of the Bankruptcy Code, the Impac Plan generally provides for Allowed Administrative Expense Claims to be paid in full on the later of the Effective Date and the first business day after the date that is 30 days after the date such Administrative Expense Claim becomes Allowed, except for Administrative Expense Claims relating to ordinary course of business transactions or for money borrowed, both of which will be paid in accordance with the past practice of the applicable Impac Debtor and the terms of the agreements governing such obligations. Administrative Expense Claims relating to compensation of the professionals retained by the applicable Impac Debtors or the Committee or for the reimbursement of expenses of certain members of the Committee will, unless otherwise agreed by the claimant, be paid on the later of the Effective Date and the date on which an order allowing such Administrative Expense Claim is entered.

                  Unless otherwise specified in the Impac Plan or by order of the Bankruptcy Court, no interest will accrue or be paid in connection with an Allowed Administrative Expense Claim for any purpose, on or after the Commencement Date.

                  Allowed Tax Claims entitled to priority under the Bankruptcy Code will be paid over a period not exceeding six years from the date of assessment of the tax, with interest at a fixed annual rate so that the periodic payments have a value, as of the Effective Date, equal to the Allowed amount of the Claim.

E. RESERVATION OF "CRAM DOWN" RIGHTS

                  The Bankruptcy Code permits the Bankruptcy Court to confirm a Chapter 11 plan over the dissent of any class of claims as long as the standards in section 1129(b) are met. This power to confirm a plan over dissenting classes
- often referred to as "cram down" - is an important part of the reorganization process. It assures that no single group (or multiple groups) of claims can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is in the interests of the other constituents in the case.

                  Each of the Impac Debtors reserves the right to seek confirmation of the Impac Plan, notwithstanding the rejection of the Impac Plan by any Class entitled to vote. In the event that a Class votes to reject the Impac Plan, the applicable Impac Debtor may request the Bankruptcy Court to rule that the Impac Plan meets the requirements specified in section 1129(b) of the Bankruptcy Code with respect to such Class. The applicable Impac Debtor will also seek such a ruling with respect to each Class that is deemed to reject the Impac Plan.

                                      III.

                       VOTING PROCEDURES AND REQUIREMENTS

                  Detailed voting instructions are provided with the ballot accompanying the Impac Disclosure Statement. The following Classes are the only Classes entitled to vote to accept or reject the Impac Plan.

                 CLASS                  DESCRIPTION
                 -----                  -----------
                  1-B          Miscellaneous Secured Claims

                  3            General Unsecured Claims

                  5            Convenience Claims

If your Claim is not in one of these Classes, you are not entitled to vote. If your Claim is in one of these Classes, you should read your ballot and follow the listed instructions carefully. Please only use the ballot that accompanies the Impac Disclosure Statement.


          ----------------------------------------------
           BALLOT INFORMATION NUMBER:  (888) 697-3594
          ----------------------------------------------

A. VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

                  The Impac Debtors have filed a motion seeking entry of the Voting Procedures Order to set certain procedures in connection with voting on the Impac Plan. If the Voting Procedures Order is approved, it will set forth the procedures to be employed in tabulating acceptances and rejections of the Impac Plan.

           --------------------------------------------------------------------
                           CLASS VOTE REQUIRED TO ACCEPT THE IMPAC PLAN

           Acceptance of the Impac Plan by a Class of Claims will be determined by calculating the number and the amount of Claims voting to accept, based only on the Claims in the Class actually voting.

           Acceptance by a Class of Claims requires an affirmative vote of a majority of the total Claims voting and two-thirds in amount of the total Claims in the Class voting. Any impaired Class that fails to achieve the specified majority vote will be deemed to have rejected the Impac Plan.
           --------------------------------------------------------------------

B. VOTING

                  In order for your vote to be counted, your vote must be received by the Voting Agent at the following address before the voting deadline of 5:00 p.m., Pacific Time, on April 17, 2003:

           --------------------------------------------------------------------
             IF BY OVERNIGHT OR HAND DELIVERY:     IF BY STANDARD MAILING:

               POORMAN-DOUGLAS CORPORATION         POORMAN-DOUGLAS CORPORATION
               10300 S.W. ALLEN BOULEVARD                 P.O. BOX 4330
                BEAVERTON, OREGON 97005            PORTLAND, OREGON 97208-4330
                  ATTN: LODGIAN/IMPAC                  ATTN: LODGIAN/IMPAC
                   BALLOTING CENTER                    BALLOTING CENTER
           --------------------------------------------------------------------

                  If the instructions on your ballot require you to return the ballot to your bank, broker or other nominee, or to their agent, you must deliver your ballot to them in sufficient time for them to process it and return it to the Voting Agent before the voting deadline. If a ballot is damaged or lost, you may contact the Voting Agent at (888) 697-3594. Any ballot that is executed and returned but which does not indicate an acceptance or rejection of the Impac Plan will not be counted.

                                       IV.

                      FINANCIAL INFORMATION AND PROJECTIONS

                  This section provides summary information concerning the recent financial performance and three-year financial projections for the Impac Debtors.

                  The projections are based on information available as of the date of the Impac Disclosure Statement. The significant assumptions underlying the projections and the basis of their preparation are discussed below.

A. OPERATING PERFORMANCE

                  For a recent description of the operating performance of Impac Debtors on a consolidated basis, see the historical profit and loss statements, which can be found in the Projections in Exhibit C of the Impac Disclosure Statement. Financial information regarding the Impac Debtors on a consolidated basis with Lodgian and its subsidiaries can be found in the periodic reports of Lodgian (as discussed in section I).

B. THREE-YEAR PROJECTIONS OF THE REORGANIZED IMPAC DEBTORS

           --------------------------------------------------------------------
                     IMPORTANT NOTE ON FINANCIAL PROJECTIONS

           The projections included in the Impac Disclosure Statement (the "Projections") are based on a number of important assumptions, which are subject to significant business, economic and competitive risks and uncertainties that are not within the Impac Debtors' control and could cause actual results to differ materially and adversely from the Projections.

           These factors include the impact of the Chapter 11 cases on the Impac Debtors' businesses and operations; the Debtors' ability to maintain their existing franchise affiliations, to confirm the Impac Plan in a timely manner, to access adequate financing and to generate cash flow from operations to meet their obligations; the effect of general economic conditions; and other factors. See section VIII, "Risk Factors."

           The Projections are not, and should not be regarded as, a representation that the Projections can or will be achieved.
           --------------------------------------------------------------------

                  As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Impac Plan and for the purpose of determining whether the Impac Plan satisfies this feasibility standard, the Impac Debtors developed the Projections, including a pro forma balance sheet as of December 31, 2002 and certain income statement projections for the fiscal years 2003 through 2005 (the "Projection Period") for the Reorganized Impac Debtors.

                  Projections for the Reorganized Impac Debtors, on a consolidated basis, including the principal assumptions on which they are based, are attached as Exhibit C hereto.

                  Based on the Projections, the Impac Debtors believe that the Reorganized Impac Debtors will be able to make all payments required pursuant to the Impac Plan and, therefore, that confirmation of the Impac Plan is not likely to be followed by liquidation or the need for further reorganization. The Projections should be read in conjunction with the assumptions and notes set forth in Exhibit C.

                                       V.

          BUSINESS DESCRIPTION AND SALIENT EVENTS DURING REORGANIZATION

A. HISTORICAL BACKGROUND

                  The following is a discussion of the background to the Chapter 11 filings, as well as pertinent events that have occurred during the Chapter 11 cases in connection with the overall restructuring of each of the Impac Debtors' financial obligations.

         1.   Background to the Chapter 11 Filings

                  The Impac Debtors' business is cyclical, with the winter months tending to be the low points in terms of occupancy and cash flow, with the period of December 15th to January 15th being the lowest time period for the Impac Debtors, operationally. Demand is also dependent upon many factors, including general and local economic conditions and changes in levels of tourism and business-related travel. The Impac Debtors' hotels depend upon both commercial and tourist travelers for revenues and, generally, the Impac Debtors' hotels operate in areas that contain numerous other competitive lodging facilities. Notably, the Impac Debtors compete with other facilities on various bases, including room prices, quality, service, location and amenities customarily offered to the traveling public.

                  The Impac Debtors' businesses have been negatively impacted by the general economic slowdown and, in particular, the dramatic decline in both business and leisure travel. On a comparative basis, occupancy of the Debtors' hotels declined from 57.3% to 57.1% over the twelve (12) months ending December 31, 2001 and December 31, 2002, respectively. The Average Daily Rate ("ADR") declined from $75.23 to $71.00 over the same period.

                  The events of September 11, 2001 have exacerbated the pressure on the Impac Debtors' revenues because of a standstill in travel demand. Although travel and occupancy usage has increased since September 11, 2001, the Impac Debtors expect the negative impact on travel to continue for the foreseeable future. Business continues to be weak due to a soft economy, fears of terrorism, and uncertainty of a conflict in the Middle East.

         2.   Confirmation of the Lodgian Plan

                  On the Commencement Date, Lodgian and its debtor-subsidiaries, including the Impac Debtors, commenced these voluntary cases under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. On December 21, 2001, the Bankruptcy Court entered an Order Granting Joint Administration of the Impac Debtors' cases under the lead bankruptcy case, In re Lodgian, Inc., et al. (Case
No.: 01-16345).

                  Also on December 21, 2001, the Bankruptcy Court entered an interim order authorizing Lodgian and its debtor-subsidiaries, to borrow up to a maximum aggregate principal amount of $10 million, in accordance with the terms of the Revolving Credit and Guarantee Agreement Among Lodgian, Inc., as Borrower, the Subsidiaries of the Borrower, as Guarantors, and the Lender Parties, and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent (the "DIP Credit Agreement"). Upon final hearing, the Bankruptcy Court entered a final order authorizing Lodgian to borrow up to a maximum principal amount of $25 million, again in accordance with the terms of the DIP Credit Agreement. However, it should be noted that the Impac Debtors received no proceeds in connection with the DIP Credit Agreement.

                  On January 8, 2002, pursuant to section 1102 of the Bankruptcy Code, the United States Trustee appointed the Committee. No trustee or examiner has been appointed in the Impac Debtors' Chapter 11 cases.

                  On April 19, 2002, the Court entered an order extending the periods under section 1121(b) and 1121(c) of the Bankruptcy Code to file a Chapter 11 plan or plans of reorganization (the "Exclusive Filing Period") and solicit acceptances thereto (the "Exclusive Solicitation Period" and collectively, the "Exclusive Periods") for a period of six (6) months through and including July 18, 2002 and September 16, 2002, respectively. By order dated July 11, 2002, the Bankruptcy Court further extended the Exclusive Filing Period and the Exclusive Solicitation Period through and including October 21, 2002 and December 18, 2002, respectively (the "Lodgian Exclusivity Order").

                  On September 23, 2002, Lodgian and its debtor-subsidiaries, including the Impac Debtors, filed the Joint Plan of Reorganization of Lodgian, Inc., et al., together with the Official Committee of Unsecured Creditors under Chapter 11 of the Bankruptcy Code (the "Initial Lodgian Plan"), which contained provisions addressing the treatment of the Impac Debtors' estates and the Impac Debtors' creditors. At the September 24, 2002 hearing for the approval of the disclosure statement (the "Lodgian Disclosure Statement") relating to the Initial Lodgian Plan and upon the objection of CCA to the Lodgian Disclosure Statement, the Bankruptcy Court adjourned the hearing relating to the Lodgian Disclosure Statement to September 26, 2002. On September 25, 2002, Lodgian and its debtor-affiliates filed a modified plan (the "Lodgian Plan") which excluded the treatment of the Impac Debtors' estates from the Lodgian Plan. On September 26, 2002, the Bankruptcy Court approved the Lodgian Disclosure Statement. A copy of the Lodgian Disclosure Statement is annexed hereto as Exhibit A. Upon the confirmation hearing of November 5, 2002, the Court entered an order on November 5, 2002 confirming the Lodgian Plan which excluded the Impac Debtors.

         3.   Significant Events Concerning the Impac Debtors

                  As set forth in greater detail in the Lodgian Disclosure Statement, Lodgian (together with its direct and indirect subsidiaries, the "Lodgian Group"), the parent company of the Impac Debtors, is one of the largest owners and operators of both full and limited-service hotels in the United States with 97 hotels containing approximately eighteen thousand rooms under Lodgian's ownership or management, located in thirty states, and with one hotel in Windsor, Canada. The Impac Debtors own eighteen (18) hotels located in eleven
(11) states, seventeen (17) of which are operated under franchise agreements with Six Continents Hotels, Inc. ("Six Continents") and with Marriott International, Inc. ("Marriott"). There is one (1) hotel that is operated independently.

                  Impac Hotels II, L.L.C.'s properties consist of the following thirteen (13) hotels: Marriott Hotel Denver, Colorado; Mayfair House, Florida; Holiday Inn North Miami, Florida;

Holiday Inn Florence, Kentucky; Holiday Inn Hamburg, New York; Holiday Inn Syracuse, New York; Holiday Inn Cincinnati Downtown, Ohio; Holiday Inn Ft. Mitchell, Kentucky; Courtyard by Marriott Tulsa, Oklahoma; Holiday Inn Memphis, Tennessee; Holiday Inn Fairmont, West Virginia; Holiday Inn Morgantown, West Virginia; and Holiday Inn Bridgeport, West Virginia. Impac Hotels III, L.L.C.'s properties consist of the following five (5) hotels: Fairfield Inn Augusta, Georgia; Courtyard by Marriott Lafayette, Louisiana; Fairfield Inn Merrimack, New Hampshire; Fairfield Inn Jackson, Tennessee; and Fairfield Inn Colchester, Vermont.

                  (a) CCA's Claims Against the Impac Debtors Prior to the
                      Commencement Date

                  Prior to the Commencement Date, the Impac Debtors entered into separate loan agreements (the "Loan Agreements") with Nomura Asset Capital Corporation ("NACC"). Thereafter, NACC assigned its right under the Loan Agreements to CCA, an affiliate of NACC. Subsequent to such assignment, the Impac Debtors and CCA entered into a loan agreement which consolidated and restated the Loan Agreements (the "CCA Consolidated Loan Agreement").

                  On the Commencement Date, Lodgian and its debtors-subsidiaries, including the Impac Debtors, filed a motion (the "Cash Collateral Motion") to, inter alia, use cash collateral in which CCA claimed an interest (the "CCA Cash Collateral"). CCA filed an objection, but consented to the Impac Debtors' use of CCA's Cash Collateral based upon an agreement reached with CCA on January 9, 2002. The agreement provided for the limited use by the Impac Debtors of CCA Cash Collateral and that it would expire on or after the final hearing for approval of the Cash Collateral Motion on February 14, 2002. Thereafter, CCA agreed to extend the use of the CCA Cash Collateral until May 31, 2002 by entering into a stipulation and order and further agreed to the extended use of the CCA Cash Collateral from the period commencing June 1, 2002 through June 30, 2002 by entering into a second stipulation and order.

                  On or about June 5, 2002, CCA filed proofs of claim against, among other parties, (i) Impac Hotels II, L.L.C., asserting a secured claim in the amount of $108,907,700, and (ii) Impac Hotels III, L.L.C., asserting a secured claim in the amount of $108,907,700.

                  In anticipation of CCA's expected denial of the Impac Debtors' consensual use of cash collateral, on June 7, 2002, the Impac Debtors filed a Motion Pursuant to sections 105, 361, 363, 503, and 507 of the Bankruptcy Code and Rule 4001 of the Federal Rules of Bankruptcy Procedure for Entry of Order Approving the Use of Cash Collateral of The Capital Company of America LLC, which requested an order authorizing the Debtors to use the CCA Cash Collateral and provided assurance of adequate protection therewith (the "Second Cash Collateral Motion"). On June 24, 2002, CCA filed an objection to the Second Cash Collateral Motion. On June 27, 2002, without the need for litigation, Lodgian and its affiliated debtor-subsidiaries, including the Impac Debtors, and CCA entered into a third stipulation and order authorizing the use of CCA Cash Collateral from the period commencing July 1, 2002 through July 31, 2002. Thereafter, the parties entered into additional stipulations and orders allowing the Impac Debtors' continued use of the CCA Cash Collateral pursuant to a very restricted cash use agreement.

                  During this period, on May 30, 2002, CCA filed a motion for an Order (i) Pursuant to Section 1121(d) of the Bankruptcy Code Terminating the Exclusive Period Within Which Impac Hotels II, L.L.C. and Impac Hotels III, L.L.C. May File and Solicit Acceptances to a Plan of Reorganization, and (ii) Authorizing The Capital Company of America LLC to File and Solicit Acceptances to a Plan of Reorganization (the "CCA Motion to Terminate Exclusivity"). On June 26, 2002, Lodgian and its affiliated debtor-subsidiaries, including the Impac Debtors, filed a second motion to extend the exclusive period within which the Debtors may file and solicit acceptances to a plan (or plans) of reorganization (the "Debtors' Second Exclusivity Motion"). On July 8, 2002, CCA filed an objection to the Debtors' Second Exclusivity Motion.

                  Nevertheless, on July 11, 2002, upon the adjourned hearing on the CCA Motion to Terminate Exclusivity and upon the hearing of the Debtors' Second Exclusivity Motion, the Bankruptcy Court entered the Lodgian exclusivity order extending the Exclusive Filing Period and the Exclusive Solicitation Period. In addition, the Bankruptcy Court determined, sua sponte, and pursuant to section 2.2(B) of the Amended General Order Adopting Procedures Governing Mediation of Matters in Bankruptcy Cases and Adversary Proceedings, dated January 19, 1997, that Harvey R. Miller, Esq. be appointed as mediator (the "Mediator") to, inter alia, facilitate a resolution of various disputes between, inter alia, the Impac Debtors and CCA.

                  As a result of extensive and intensive mediation sessions among representatives of Lodgian, the Impac Debtors, CCA, the Mediator, and other interested parties, an agreement in principle was reached resolving disputes between the Impac Debtors and CCA. By order dated October 31, 2002, the Bankruptcy Court approved the Settlement Agreement which, inter alia, provides that the Impac Debtors may fully discharge the CCA pre-petition Claims by payment of the Settlement Amount on or before the Outside Closing Date (as defined in the Settlement Agreement). The Outside Closing Date was initially February 28, 2003 but was extended to March 31, 2003 and may be further extended to May 31, 2003 upon satisfaction of the conditions provided in the Settlement Agreement.

                  By order dated December 5, 2002, the Bankruptcy Court granted the Impac Debtors a further extension of the Exclusive Filing Period and the Exclusive Solicitation Period through and including February 28, 2003 and April 29, 2003, respectively. In addition, by order dated February 19, 2003, the Bankruptcy Court granted a further extension of the Exclusive Filing Period and the Exclusive Solicitation Period through and including June 2, 2003 and August 1, 2003, respectively. On February 20, 2003, the Impac Debtors notified CCA that it would be exercising its option to extend the Outside Closing Date to March 31, 2003.

                  (b) The Impac Debtors' Efforts to Raise Capital to Exit
                      Chapter 11

                  On January 3, 2003, Lodgian, at its own expense, engaged Hodges Ward Elliott, Inc. ("HWE") as its exclusive representative to seek to raise debt and equity capital on behalf of the Impac Debtors for the purpose of raising financing to pay the Settlement Amount in connection with the Impac Debtors continuing to own the 18-hotel portfolio (the "Portfolio"). HWE sought to effectuate a transaction of either (i) financing, mezzanine financing or equity investment, or other arrangement or transaction relating to a direct or indirect financing or equity interest, including partial interests of the Impac Debtors; or (ii) financing or other transaction, directly or indirectly, with respect to a portion of the ownership interests of the entities which own the Impac Debtors.

                  As part of its engagement, HWE prepared an analysis of the Portfolio, resulting in a marketing package that was used to secure the interest of multiple debt and equity investors, potential purchasers of the Impac Hotel Properties, and similar parties (the "HWE Financing Memorandum"). Without revealing the confidential information from the Settlement Agreement, HWE gave presentations on the Portfolio as well as distributed the HWE Financing Memorandum to numerous debt and equity investors. HWE simultaneously began negotiating confidentiality agreements with investors that expressed interest in the Portfolio, in preparation for releasing to such investors certain confidential information from the Settlement Agreement, such as the Settlement Amount. HWE based the confidentiality agreement on Exhibit P to the Settlement Agreement and, through counsel for Lodgian, negotiated any modifications to Exhibit P with counsel to CCA. Only when HWE had secured a signed confidentiality agreement from an interested investor, that was in form and substance acceptable to CCA, did HWE release confidential information from the Settlement Agreement to the interested investor.

                  The HWE Financing Memorandum contained, among other things, an overview of the Portfolio, a summary of the borrower's investment strategy and detailed property summaries and financial data specific to each of the hotels in the Portfolio. The solicitation period for potential investors in the Portfolio lasted approximately one month.

                  Though several investors expressed general interest in the Portfolio, Lehman Brothers Holdings Inc. ("Lehman Bros.") offered the most complete and timely package. Lehman Bros. proposed financing for the entire Portfolio, which was particularly attractive to the Impac Debtors given that they would not have to seek financing for a mezzanine portion. The terms of the Lehman Bros. proposal involve a two (2) year loan with an optional one (1) year extension, with interest rate spreads and fees that are market rate for similar transactions. Lehman Bros. also agreed to work to meet the Impac Debtors' goal to consummate the transaction before the end of May 2003. Final negotiation of the Exit Financing Facility is still pending, and as such, the Exit Financing Facility may ultimately be provided by Lehman Bros., any of its affiliates or subsidiaries, or such other third party as may be later be disclosed.

                  Of importance, the proceeds of the Exit Financing Facility will be used, in part, to discharge in full the CCA Secured Claim under the Settlement Agreement, thereby allowing the Impac Debtors to avoid an immediate liquidation and surrender of collateral to CCA under the terms of the Settlement Agreement. The Exit Financing Facility is expressly conditioned upon Lodgian's agreement to guaranty certain obligations of the borrowers, including, under certain circumstances, repayment of the entire loan. Absent the Lodgian guarantee, there would be no Exit Financing Facility and, in turn, no reorganization of the Impac Debtors.

                  Upon the Effective Date, all property of each Impac Debtor's estate shall vest in each of the applicable newly created subsidiaries of the Reorganized Impac Debtors pursuant to the Impac Plan. Each Reorganized Impac Debtor is authorized to execute the necessary documentation to effectuate the vesting of the property in the newly created subsidiaries as of the Effective Date. The Impac Plan provides that each Impac Debtor will assume and assign to the newly formed, wholly owned subsidiaries of each Reorganized Impac Debtor, as part of the Exit

Financing Agreement, each and every executory contract and unexpired lease to which the applicable Impac Debtor is a party. Each of the newly created subsidiaries will be required to have one independent director.

                                       VI.

                   GOVERNANCE OF THE REORGANIZED IMPAC DEBTORS

A. BOARDS OF DIRECTORS OF THE REORGANIZED IMPAC DEBTORS

                  Prior to the confirmation of the Impac Plan, in accordance with section 1129(a)(5) of the Bankruptcy Code, the Impac Debtors shall disclose
(i) the identity and affiliations of any individual proposed to serve, after the Effective Date, as a director or officer of the Reorganized Debtors, and (ii) the identity of any "insider" (as such term is defined in section 101(31) of the Bankruptcy Code) who shall be employed and retained by the Reorganized Debtors and the nature of any compensation for such insider.

                  The Board of Directors and officers of the Debtors immediately before the Effective Date shall continue to serve immediately after the Effective Date in their respective capacities as directors and officers of the Reorganized Debtors.

B. SENIOR MANAGEMENT OF THE REORGANIZED IMPAC DEBTORS

                  The existing senior officers of the Impac Debtors will serve in their current capacities after the Effective Date.

                                      VII.

                         OTHER ASPECTS OF THE IMPAC PLAN

A. DISTRIBUTIONS UNDER THE IMPAC PLAN

                  One of the key concepts under the Bankruptcy Code is that only Claims against, and Equity Interests in, a debtor that are "allowed" may receive distributions under a Chapter 11 plan. This term is used throughout the Impac Plan and the descriptions below. In general, an "allowed" Claim or "allowed" Equity Interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the claim or equity interest, and the amount thereof, is in fact a valid obligation of the debtor.

         1.   Disbursing Agent

                  Lodgian will contribute, among other valuable consideration, Cash to be distributed under the Impac Plan to each Impac Debtor as a capital contribution to allow such Impac Debtor to discharge the Claims against it.

                  All distributions under the Impac Plan shall be made by the applicable Reorganized Impac Debtor as Disbursing Agent (or such other entity designated by the Reorganized Impac Debtor as a Disbursing Agent on or after the Effective Date).

         2.   Timing and Conditions of Distributions

                  (a)      Date of Distribution

                  Except as otherwise provided for in the Impac Plan, distributions on account of Allowed Claims will be made on or as soon as practicable after the later of the Effective Date or the date an order allowing a Disputed Claim becomes a Final Order. Disputed Claims will be treated as set forth below.

                  (b)      De Minimis Distributions

                  The applicable Reorganized Impac Debtor as Disbursing Agent or such other entity designated by such Reorganized Impac Debtor as a Disbursing Agent on or after the Effective Date will not be required to distribute Cash to the holder of an Allowed Claim in an impaired Class if the amount of Cash to be distributed on any distribution date under the Impac Plan (including the Effective Date and the Final Distribution Date) on account of such Claim is less than $50. Any holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than $50 will have its Claim for such distribution discharged and will be forever barred from asserting any such Claim against the Reorganized Impac Debtors or their respective property. Any Cash not distributed pursuant to this section VII.A.2.(b) will become the property of the Reorganized Impac Debtors, free of any restrictions thereon, and any such Cash held by a third-party Disbursing Agent will be returned to the Reorganized Impac Debtors.

         3.   Procedures for Treating Disputed Claims Under the Impac Plan

                  (a)      Disputed Claims

                  Disputed Claims include those Claims (i) listed by each Impac Debtor in such respective Impac Debtor's schedules of assets and liabilities, as may be amended from time to time, as not liquidated in amount or contingent or disputed, (ii) to which an objection or request for estimation has been filed and not withdrawn or determined, (iii) for which a proof of claim has been filed and with respect to which no corresponding Claim is listed in the schedules or the corresponding Claim is listed as other than contingent, disputed, or unliquidated but for which the nature or amount of the Claim as filed differs from that listed in the schedules, or (iv) asserting Tort Claims.

                  (b)      Objections to Claims

                  Each of the Impac Debtors shall be entitled to object to all Claims. Any objections to Claims shall be served and filed on or before one hundred twenty (120) days after the Effective Date or such later date as may be fixed by the Bankruptcy Court provided, however, that such one hundred and twenty (120) day period may be automatically extended by the applicable Impac Debtor, without any further application to, or approval by, the Bankruptcy Court, for an additional thirty (30) days with the consent of the Committee (not to be unreasonably withheld). Notwithstanding the foregoing, the Committee shall also have the right to make and file objections to Claims filed against any Impac Debtor, which objections shall be made in consultation with such Impac Debtor(s) and shall be made within the above time frames. From and after the Confirmation Date, subject to the Effective Date, all objections shall be litigated to a Final Order except to the extent that the applicable Impac Debtor (with the consent of the Committee not to be unreasonably withheld) or the Committee (with the consent of the applicable Impac Debtor not to be unreasonably withheld), as applicable, elects to withdraw any such objection or the applicable Impac Debtor (with the consent of the Committee not to be unreasonably withheld) or the Committee (with the consent of the applicable Impac Debtor not to be unreasonably withheld), as applicable, and the holder of the Disputed Claim elects to compromise, settle or otherwise resolve any such objection, in which event they may settle, compromise or otherwise resolve any such Disputed Claim without approval of the Bankruptcy Court. At its option, upon the consent of the Committee, the applicable Impac Debtors may make a single, lump sum payment of the settlement amount to the claimant. To the extent that an objection is filed by the Committee, at its option, the Committee, upon the consent of the applicable Impac Debtor, may make a single, lump sum payment of the settlement amount to the claimant.

                  (c)      No Distributions Pending Allowance

                  If any portion of a Claim is a Disputed Claim, no payment or distribution shall be made on account of the Claim until the disputed portion of the Claim becomes an Allowed Claim or is otherwise resolved. Pending the allowance or disallowance of the Disputed Claims, the applicable Impac Debtor shall withhold from the distributions made pursuant to the Impac Plan to the holders of Allowed Claims the distributions allocable to the Disputed Claims as if the Disputed Claims had been Allowed Claims.

                  (d)      Distributions After Allowance

                  If, on or after the Effective Date, any Disputed Claim becomes, in whole or in part, an Allowed Claim, the applicable Reorganized Impac Debtor shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under the Impac Plan. Any Cash distributions shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim (or portion thereof) becomes a Final Order, but in no event more than thirty (30) days thereafter. Any pro rata share of the Class 3 Cash Pool distributable to the holder of a Disputed Claim which becomes an Allowed Claim (in whole or in part) as a result of the entry of such order or judgment of the Bankruptcy Court (and which is a Final Order) allowing such Disputed Claim (or portion thereof) shall be made in accordance with the next scheduled distribution date to the holders of Allowed Claims.

                  (e)      No Recourse With Respect to Disputed Claims

                  Notwithstanding that the Allowed amount of any particular Disputed Claim is reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules, no Claim holder will have recourse against the Disbursing Agent, the Impac Debtors, the Committee, the Reorganized Impac Debtors, or any of their professional consultants, officers, directors or members or their successors or assigns, or any of their property. However, nothing in the Impac Plan will modify any right of a holder of a Claim under section 502(j) of the Bankruptcy Code.

B. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         1.   Contracts and Leases Not Expressly Assumed Are Rejected

                  On the Effective Date, all executory contracts and unexpired leases to which each Impac Debtor is a party shall be deemed rejected as of the Effective Date, except for an executory contract or unexpired lease that (i) has been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be assumed on the Schedule of Assumed Contracts set forth in the Plan Supplement, provided however, that the Impac Debtors reserve the right to amend the Plan Supplement at any time on or before the Effective Date to amend the Schedule of Assumed Contracts to add or delete any executory contract or unexpired lease, thus providing for its assumption, assumption and assignment, or rejection, or (iii) is the subject of a separate motion to assume, assume and assign, or reject filed under section 365 of the Bankruptcy Code by the applicable Impac Debtor on or before the Effective Date.

         2.   Cure of Defaults

                  Generally, if there has been a default (other than a default specified in section 365(b)(2) of the Bankruptcy Code) under an executory contract or unexpired lease, the debtor can assume the contract or lease only if the debtor cures the default. Accordingly, a condition to the assumption of an executory contract or unexpired lease is that any default under an executory contract or unexpired lease that is to be assumed pursuant to the Impac Plan will be cured in a manner consistent with the Bankruptcy Code and as set forth in the Impac Plan.

         3.   Rejection Claims

                  If an entity with a claim for damages arising from the rejection of an executory contract or unexpired lease under the Impac Plan has not filed a proof of claim for such damages within twenty (20) days after the Effective Date, that Claim shall be barred and shall not be enforceable against any of the Impac Debtors or the Reorganized Impac Debtors.

         4.   Franchise Agreements

                  At the present time, the Impac Debtors intend to continue operating each of their respective Impac Hotel Properties under the Impac Plan and, with one exception, intend to assume and assign to the applicable Exit Financing Borrowers any franchise agreements relating to those Impac Hotel Properties. However, with respect to the franchise agreement in connection with the Holiday Inn Cincinnati Downtown, Ohio hotel property (the "Cincinnati Hotel Property"), the applicable Impac Debtor has advised Six Continents that it intends to reject this franchise agreement. Upon rejection, the Cincinnati Hotel Property shall be operated as an independent hotel. The applicable Impac Debtors hope to reach consensual resolution with each applicable franchisor on the terms of the assumption of its franchise agreement. In the event that the applicable Impac Debtor and franchisor are unable to reach an agreement over such terms, including the cure of any defaults as and to the extent required by section 365 of the Bankruptcy Code, then the applicable Impac Debtor shall request that the Bankruptcy Court resolve such disputes.

C. EFFECT OF CONFIRMATION

         1.   Discharge of Claims

                  Except as otherwise provided in the Impac Plan, confirmation of the Impac Plan will discharge all existing debts and Claims of any kind, nature or description whatsoever, against or in each of the Impac Debtors or any of their assets or properties, to the full extent permitted by section 1141 of the Bankruptcy Code. All holders of existing Claims against the Impac Debtors will be enjoined from asserting against the Reorganized Impac Debtors, or any of their assets or properties, any other or further Claim based upon any act or omission, transaction, or other activity that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim. In addition, upon the Effective Date, each holder of a Claim against the Impac Debtors shall be forever precluded and enjoined from prosecuting or asserting any discharged Claim against the Impac Debtors or the Reorganized Impac Debtors.

         2.   Indemnification

                  The Impac Plan provides for the assumption and continuation of normal corporate indemnification provisions related to the protection of officers and directors.

D. MISCELLANEOUS PROVISIONS

                  The Impac Plan contains provisions relating to corporate actions, the Disbursing Agent, delivery of distributions, manner of payment, vesting of assets, binding effect, term of injunctions or stays, injunction against interference with the Impac Plan, payment of statutory fees, recognition of guaranty rights, substantial consummation, compliance with tax requirements, severability, revocation and amendment of the Impac Plan, governing law, and timing. For more information regarding these items, see the Impac Plan attached hereto as Exhibit B.

                                      VIII.

                                  RISK FACTORS

                  Holders of Claims against the Impac Debtors should read and consider carefully the following risk factors and the other information in the Impac Disclosure Statement, the Impac Plan, the Plan Supplement and the other documents delivered or incorporated by reference in the Impac Disclosure Statement and the Impac Plan, before voting to accept or reject the Impac Plan.

                  These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Impac Plan and its implementation. Additional risks and other information about Lodgian and the Impac Debtors can be found in Lodgian's annual report on Form 10-K for the fiscal year ended December 31, 2001, and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, and its other filings from time to time with the Securities and Exchange Commission, which are incorporated into the Impac Disclosure Statement by reference.

A. CERTAIN BANKRUPTCY CONSIDERATIONS

         1.   General Risks Relating to Confirmation and Consummation

                  Although each of the Impac Debtors believes that the Impac Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Impac Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes. In addition, although each of the Impac Debtors believes that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.

                  The Bankruptcy Court may confirm the Impac Plan if at least one impaired Class votes to accept the Impac Plan (with such acceptance being determined without including the vote of any "insider" in such Class). Thus, for the Impac Plan to be confirmed, one of the impaired Classes must vote to accept the Impac Plan. As to each impaired Class that has not accepted the Impac Plan, the Impac Plan may be confirmed if the Bankruptcy Court determines that the Impac Plan "does not discriminate unfairly" and is "fair and equitable" with respect to these Classes. Each of the Impac Debtors believes that the Impac Plan satisfies these requirements.

         2.   Matters Affecting Recoveries

                  The estimates of recovery amounts and percentages in the Impac Disclosure Statement are based on a number of assumptions, including the Impac Debtors' estimates of Allowed Claims in each Class. Actual recoveries may differ from such estimates if the Impac Debtors' estimates of Allowed Claims prove to be inaccurate. The Impac Debtors' estimates of Allowed Claims reflect the Impac Debtors' reasonable judgment based on current information as of the date of the Impac Disclosure Statement and the Impac Debtors make no representation as to the accuracy of these amounts.

         3.   Loss of Franchise Agreements

                  If any of the Impac Debtors were required to terminate or reject any of their franchise agreements on a non-consensual basis, and if such franchisor were to assert a claim against such Impac Debtor, then any Allowed Claim relating to such termination or rejection could reduce recoveries to the holders of Allowed General Unsecured Claims against such Impac Debtors. The Plan Proponents do not believe that such risks are any greater than that attendant to the resolution of Disputed Claims generally.

                  By order dated, November 4, 2002, the Bankruptcy Court approved the stipulation entered into between Lodgian and certain of its debtor-subsidiaries, including the Impac Debtors, and Marriott resolving the status of certain franchise agreements (the "Marriott Stipulation"). Pursuant to the Marriott Stipulation, with respect to certain of the Impac Hotel Properties, the Impac Debtors agreed to, inter alia, (i) rectify the status of default under Marriott's Quality Assurance Programs by June 30, 2003; and (ii) comply with certain requirements relating to capital improvements of certain of the Impac Hotel Properties. There exists a risk that the Impac

Debtors will not have rectified any default within the time period proscribed by the Marriott Stipulation.

         4.   No Assurance of Feasibility

                  The Impac Debtors cannot give assurance that the Reorganized Impac Debtors will be able to achieve the revenue or cash flow levels reflected in the Projections, which the Impac Debtors have relied on to project their future business prospects. If either or both of the Reorganized Impac Debtors do not achieve the revenue or cash flow levels reflected in the Projections, such Impac Debtor may lack sufficient liquidity to continue operating as planned after the Effective Date. Failure to meet specified financial results would be likely to result in an event of default under the Exit Financing Facility.

                  The Projections represent management's view as of the date of the Impac Disclosure Statement, based on current known facts as to the projected operations of the Reorganized Impac Debtors and the assumptions stated in section IV. However, while management believes that the assumptions underlying the Projections are reasonable, the Projections do not attempt to demonstrate the viability of the business in a "worst case" environment. Additionally, approximately 475 proofs of claim were filed as of the Bar Date against the Impac Debtors. As of the date of the Impac Disclosure Statement, the Impac Debtors have completed a preliminary review of these Claims, including reconciliation to their own books and records. However, due to the number and amount of Claims in dispute, as well as the risk of error inherent in reconciling such a large number of proofs of claim with the books and records of the Impac Debtors, it is possible that the actual amount of Allowed Claims may differ materially from the Impac Debtors' estimates. The Impac Debtors continue to seek to resolve Disputed Claims and further refine their claims analysis. Because distributions under the Impac Plan and the Projections are linked to the amount and value of the Allowed Claims, any change in the Impac Debtors' estimates of Allowed Claims resulting from further analysis of the proofs of claim filed as of the Bar Date could impact the Projections. Claim estimates for purposes of effectuating the reserve for Disputed Claims will ultimately be established, after notice and hearing, by the Bankruptcy Court.

                  Moreover, the Projections may not adequately account for continuing or unforeseen effects on the Reorganized Impac Debtors' operations that may result from the terrorist attacks that occurred on September 11, 2001, including the current crisis with the Republic of Iraq, or from extended weakening in the U.S. economy. The long-term effects of these events on the overall global and U.S. economies, the Impac Debtors' areas of business and the Impac Debtors' operations cannot be predicted. Further, the Projections do not take into account any changes in interest rates during the Projection Period.

                  Though each of the Impac Debtors believes that the assumptions underlying the Projections are reasonable, the impact, if any, that the Chapter 11 cases may have on the operations of the Reorganized Impac Debtors cannot be accurately predicted or quantified. If confirmation and consummation of the Impac Plan do not occur expeditiously, the Chapter 11 cases could further adversely affect the Impac Debtors' relationships with their customers, employees and suppliers. However, even expedited Chapter 11 cases could have a detrimental impact on future sales and patronage due to the possibility that the Chapter 11 cases may have created a negative image of the Impac Debtors in the eyes of their customers and suppliers.

B. FINANCING RISKS

         1.   Post-Reorganization Obligations

                  The Reorganized Impac Debtors may not be able to meet their post-reorganization debt obligations, operating expenses, working capital and other capital expenditures. The Impac Debtors are currently highly leveraged. The Reorganized Impac Debtors will be substantially less leveraged. However, the Impac Debtors cannot provide assurance that the operating cash flow of the Reorganized Impac Debtors will be adequate to pay the principal and interest payments under their post-reorganization indebtedness when due, as well as to fund all capital expenditures contemplated in the cash flow Projections.

         2.   Limited Access to Working Capital

                  The Reorganized Impac Debtors' businesses are expected to require certain amounts of working capital. While the Projections assume that sufficient funds to meet their working capital needs for the foreseeable future will be available from the Cash generated by the businesses of the Reorganized Impac Debtors and from the proceeds of the Exit Financing Facility, the ability of the Reorganized Impac Debtors to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors, industry conditions and the terms of the Exit Financing Facility.

                  The Impac Debtors expect that the Exit Financing Facility will contain restrictive financial and operating covenants and prohibitions, including provisions that will limit the ability of the Reorganized Impac Debtors to make capital expenditures. Restrictions on capital investment are expected to be more restrictive if the Reorganized Impac Debtors' cash flow is lower than projected. As noted above, failure to make necessary capital expenditures could have an adverse effect on the ability of the Reorganized Impac Debtors to remain competitive.

C. RISKS ASSOCIATED WITH THE BUSINESSES

                  The following categories of risks associated with the businesses of the Impac Debtors are set forth in the Lodgian Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 13, 1999 (as amended on September 7, 1999): Risk Associated With The Lodging Industry - Economic Conditions, Oversupply, Travel Patterns and Other Conditions Beyond the Debtors' Control and Risk Related to Development of New Projects, Acquisitions and Renovations. Please refer to such filing for further discussion on this topic.

                                       IX.

                         CONFIRMATION OF THE IMPAC PLAN

A. CONFIRMATION HEARING

           --------------------------------------------------------------------
                              CONFIRMATION HEARING

           The Court will hold the confirmation hearing at the following time and place:

           DATE AND TIME: commencing at 10:00 a.m. (Eastern time), on April 24, 2003.

           PLACE: The United States Bankruptcy Court, Southern District of New York, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004.

           JUDGE:  The Honorable Burton R. Lifland.

           The confirmation hearing may be adjourned from time to time by the respective Impac Debtors or the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.
           --------------------------------------------------------------------

                  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Impac Plan must be in writing, state the name and address of the objecting party and the nature of the Claim of such party, provide a concise statement of the basis for such objection or proposed modification, including, if applicable: (i) the specific page number of the Impac Plan to which the objection refers; (ii) the specific language proposed to be deleted, if a deletion is sought; (iii) a draft of the precise language that the objecting party proposes be added or substituted; and (iv) the reasons and statutory or other authority therefor and be filed, together with proof of service, with the Bankruptcy Court (with a copy to the chambers of the Honorable Judge Burton R. Lifland), and must further be served upon the following parties: (1) Cadwalader, Wickersham & Taft LLP, 100 Maiden Lane, New York, New York 10038, Attn: Adam C. Rogoff, Esq., counsel to the Debtors and Debtors-in-Possession; (2) Curtis, Mallet-Prevost, Colt & Mosle LLP, 101 Park Avenue, New York, New York 10178,
Attn: Steven J. Reisman, Esq., co-counsel to the Debtors and Debtors-in-Possession; (3) Debevoise & Plimpton, 919 Third Avenue, New York, New York 10022, Attn: George E.B. Maguire, Esq., counsel for the Committee; and (4) Lodgian, Inc., 3445 Peachtree Road, Suite 700, Atlanta, Georgia 30326, Attn:
Daniel Ellis, Esq., in each case SO AS TO BE ACTUALLY RECEIVED NO LATER THAN 4 P.M. (EASTERN TIME) ON APRIL 17, 2003.

                  Objections to confirmation of the Impac Plan are governed by Rule 9014 of the Federal Rules of Bankruptcy Procedure. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B. GENERAL REQUIREMENTS OF SECTION 1129

                  At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

         1. The Impac Plan complies with the applicable provisions of the Bankruptcy Code.

         2. Each of the Impac Debtors has complied with the applicable provisions of the Bankruptcy Code.

         3. The Impac Plan has been proposed in good faith and not by any means proscribed by law.

         4. Any payment made or promised by each of the Impac Debtors or by a person issuing securities or acquiring property under the Impac Plan for services or for costs and expenses in, or in connection with, the Chapter 11 cases, or in connection with the Impac Plan and incident to the Chapter 11 cases, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Impac Plan is reasonable or if such payment is to be fixed after confirmation of the Impac Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

         5. Each of the Impac Debtors has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Impac Plan, as a director, officer or voting trustee of the respective Impac Debtors, affiliates of each of the Impac Debtors participating in the Impac Plan with each of the Impac Debtors, or a successor to each of the Impac Debtors under the Impac Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and each of the Impac Debtors has disclosed the identity of any insider that will be employed or retained by each of the Impac Debtors, and the nature of any compensation for such insider.

         6. With respect to each Class of Claims, each holder of an impaired Claim either has accepted the Impac Plan or will receive or retain under the Impac Plan, on account of such holder's Claim, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the applicable Impac Debtor was liquidated on the Effective Date under Chapter 7 of the Bankruptcy Code. See discussion of "Best Interests Test" below.

         7. Except to the extent that the Impac Plan meets the requirements of section 1129(b) of the Bankruptcy Code (discussed below), each Class of Claims has either accepted the Impac Plan or is not impaired under the Impac Plan.

         8. Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Impac Plan provides that Administrative Expense Claims and Priority Non-Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six
                  (6) years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the Allowed amount of such Claims.

         9. At least one Class of impaired Claims has accepted the Impac Plan, determined without including any acceptance of the Impac Plan by any insider holding a Claim in such Class.

         10. Confirmation of the Impac Plan is not likely to be followed by the liquidation or the need for further financial reorganization of any of the Impac Debtors or any successor to the Impac Debtors under the Impac Plan, unless such liquidation or reorganization is proposed in the Impac Plan. See discussion of "Feasibility" below.

C. BEST INTERESTS TESTS

                  As described above, the Bankruptcy Code requires that each holder of an impaired Claim either (i) accept the Impac Plan or (ii) receive or retain under the Impac Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the applicable Impac Debtor was liquidated under Chapter 7 of the Bankruptcy Code.

                  The first step in determining whether this test has been satisfied is to determine the dollar amount that would be generated from the liquidation of the applicable Impac Debtor's assets and properties in the context of a Chapter 7 liquidation case. The gross amount of Cash that would be available for satisfaction of Claims would be the sum consisting of the proceeds resulting from the disposition of the unencumbered assets and properties of the applicable Impac Debtor, augmented by the unencumbered Cash held by the applicable Impac Debtor at the time of the commencement of the liquidation case.

                  The next step is to reduce that gross amount by the costs and expenses of liquidation and by such additional administrative and priority Claims that might result from the termination of the applicable Impac Debtor's business and the use of Chapter 7 for the purposes of liquidation. Any remaining net Cash would be allocated to creditors and shareholders in strict priority, in accordance with section 726 of the Bankruptcy Code. Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) are compared to the value of the property that is proposed to be distributed under the Impac Plan on the Effective Date.

                  The applicable Impac Debtor's costs of liquidation under Chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. Other liquidation costs include the expenses incurred during the Chapter 11 cases that are Allowed Claims in the Chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals for the applicable Impac Debtor and the Committee, and costs and expenses of members of the Committee, as well as other compensation Claims. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the applicable Impac Debtor during the pendency of the Chapter 11 cases.

                  Generally, the foregoing types of Claims, costs, expenses, fees and such other Claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-petition secured, priority and unsecured Claims. EACH OF THE IMPAC DEBTORS BELIEVES THAT IN A CHAPTER 7 CASE, CLASS 3 (GENERAL UNSECURED CLAIMS), CLASS 5 (CONVENIENCE CLAIMS) AND CLASS 9 (EQUITY INTERESTS) WOULD RECEIVE NO DISTRIBUTION OF PROPERTY, PARTICULARLY GIVEN THAT THE SETTLEMENT AGREEMENT WOULD OBLIGATE THE IMPAC DEBTORS TO TRANSFER EACH OF THE IMPAC HOTEL PROPERTIES TO CCA, IN ACCORDANCE WITH THE SETTLEMENT AGREEMENT.

                  After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 cases, including (i) the increased costs and expenses of a liquidation under Chapter 7, arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) additional costs associated with the transfer of the Impac Hotel Properties, pursuant to the Settlement Agreement, and (iii) the substantial increases in Claims that would be satisfied on a priority basis, each of the Impac Debtors has determined that confirmation of the Impac Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would receive pursuant to liquidation of each of the Impac Debtors under Chapter 7.

                  Each of the Impac Debtors also believes that the value of any distributions to each Class of Allowed Claims in a Chapter 7 case, including all secured Claims, would be less than the value of distributions under the Impac Plan because such distributions in a Chapter 7 case would not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for one year or more after the completion of such liquidation in order to resolve Claims and prepare for distributions. In the event that litigation was necessary to resolve Claims asserted in a Chapter 7 case, the delay could be prolonged and administrative expenses increased.

D. LIQUIDATION ANALYSIS

                  Typically a liquidation analysis reflects the projected outcome of a hypothetical, orderly liquidation under chapter 7 of the Bankruptcy Code. However, as set forth in section XI.A, if no Chapter 11 plan can be confirmed for any of the Impac Debtors by the Outside Closing Date, the Impac Debtors' applicable Chapter 11 cases would be administered pursuant to the Settlement Agreement. Pursuant to the Settlement Agreement, each of the Impac Debtors believes that implementation of the Settlement Agreement would result in no distributions being made to the respective holders of Claims and Equity Interests because of (i) the likelihood that other assets of each of the Impac Debtors would have to be sold or otherwise disposed of in accordance with the Settlement Agreement, (ii) additional administrative expenses attendant to fees and expenses of attorneys and other professionals, and (iii) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the implementation of the Settlement Agreement and from other executory contracts in connection with a cessation of each of the Impac Debtors' operations. As no funds would remain, the estates of the Impac Debtors would, at this point, be administratively insolvent.

E. FEASIBILITY

                  As a condition to confirmation of the Impac Plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Impac Debtors. In connection with the development of the Impac Plan and for the purpose of determining whether the Impac Plan satisfies this feasibility standard, the Impac Debtors developed the Projections, which include certain income statement, cash flows and balance sheet projections for the Projection Period consisting of the fiscal years 2003 through 2005 for the Reorganized Impac Debtors on a consolidated basis. The Projections, together with a discussion of the assumptions underlying the Projections, are included in section IV above, and Exhibit C, "Projections." Based on the Projections, the Impac Debtors believe that the Reorganized Impac Debtors will be able to make all payments required pursuant to the Impac Plan and, therefore, that confirmation of the Impac Plan is not likely to be followed by liquidation or the need for further reorganization.

F. SECTION 1129(b)

                  The Bankruptcy Court may confirm the Impac Plan over the rejection or deemed rejection of the Impac Plan by a Class of Claims if the Impac Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such Class.

         1.   No Unfair Discrimination

                  This test applies to Classes of Claims that are of equal priority and are receiving different treatment under the Impac Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be "fair."

         2.   Fair and Equitable Test

                  This test applies to Classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no Class of Claims receive more than 100% of the amount of the Allowed Claims in such Class. As to the dissenting Class, the test sets different standards, depending on the type of Claims in such Class:

                  O Secured Creditors. Each holder of an impaired Secured Claim either (i) retains its liens on the property to the extent of the amount of its Allowed Secured Claim and receives deferred cash payments having a value, as of the effective date, of at least the amount of such Allowed Claim, (ii) has the right to credit bid the amount of its Claim if its property is sold and retains its liens on the proceeds of the sale or
                           (iii) receives the "indubitable equivalent" of its Allowed Secured Claim.

                  O Unsecured Creditors. Either (i) each holder of an impaired unsecured Claim receives or retains under the plan property of a value equal to the amount of its Allowed Claim, or (ii) the holders of Claims and Equity Interests that are junior to the Claims of the dissenting Class will not receive any property under the plan.

These requirements are in addition to other requirements established by case law interpreting the statutory requirement.

                  Each of the Impac Debtors believes that the Impac Plan will satisfy the "fair and equitable" requirement, because no junior Class to those not paid in full will receive or retain any property, in the absence of new value issued, on account of the Claims or Equity Interests in such Class. In addition, in consideration of the retention of the Reinstated Equity Securities, Lodgian is providing substantial new value consisting of Cash and other financial accommodations, as set forth in section II.A.

                                       X.

            CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE IMPAC PLAN

                  The following discussion summarizes certain federal income tax consequences of the implementation of the Impac Plan to certain holders of General Unsecured Claims. The following summary does not address the federal income tax consequences to (i) holders whose Claims are entitled to reinstatement or payment in full in cash, or are otherwise unimpaired under the Impac Plan, and (ii) holders of Claims which are extinguished without a distribution in exchange therefor. In addition, because no Equity Interests will be distributed to holders of Claims, the following summary does not address the federal income tax consequences of the implementation of the Impac Plan to the Impac Debtors.

                  The following summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

                  Certain federal income tax consequences of the Impac Plan are complex and are subject to significant uncertainties. None of the Impac Debtors have requested or will request a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Impac Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Impac Plan, nor does it purport to address all federal income tax consequences of the Impac Plan that may be relevant to specific taxpayers in light of their particular circumstances or to special classes of taxpayers (such as foreign taxpayers, broker-dealers, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, investors in pass-through entities, dealers in securities, U.S. expatriates or persons who have acquired the Claims as part of a straddle, hedge, conversion transaction or other integrated investment).

                  Furthermore, the following discussion does not necessarily apply to holders who have claims in more than one class relating to the same underlying obligation (such as where the underlying obligation is classified as partially secured and partially unsecured). Such holders should consult their tax advisors regarding the effect of such dual status obligations on the federal income tax consequences of the Impac Plan to them.

                  ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE IMPLEMENTATION OF THE IMPAC PLAN.

A. CONSEQUENCES TO HOLDERS OF GENERAL UNSECURED CLAIMS

                  In general, holders of General Unsecured Claims would recognize gain or loss in an amount equal to the difference between (i) the amount of cash (less any portion of such cash required to be treated as imputed interest as a result of any such cash being distributed after the Effective
Date) received by the holder in satisfaction of its claim (other than any claim for accrued but unpaid interest) and (ii) the holder's adjusted tax basis in its claim (other than any claim for accrued but unpaid interest). For a discussion of the tax consequences of any claims for accrued interest, see section X.B, below.

                  Due to the possibility that a holder of a General Unsecured Claim may receive a distribution of cash subsequent to the Effective Date in respect of any subsequently allowed disputed claims, the imputed interest provisions of the Tax Code may apply to treat a portion of the distribution to such holders as imputed interest. With respect to certain holders, such imputed interest may accrue over time using the constant interest method, in which case such holders may be required to include such imputed interest in income prior to the actual distribution.

                  In addition, because distributions of cash to such holders may be made after the Effective Date, recognition of any loss, and a portion of any gain, realized by a holder in satisfaction of its claim may be deferred until all such subsequent distributions are made. Such holders are urged to consult their tax advisors regarding the possible application of (or ability to elect out of) the "installment method" of reporting any gain that may be recognized by such holder with respect to its claim.

                  Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the claim was acquired with market discount, and whether and to what extent the holder had previously claimed a bad debt deduction.

B. DISTRIBUTIONS IN DISCHARGE OF ACCRUED INTEREST

                  Pursuant to the Impac Plan, all distributions in respect of an allowed claim will be allocated first to the principal amount of the claim, with any excess allocated to the remaining portion of the claim. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes. In general, to the extent that any amount received by a holder of a debt is treated as received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if and to the extent not previously included in the holder's gross income). Conversely, a holder would generally recognize a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. Each holder of a claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

C. MARKET DISCOUNT

                  A holder that purchased its claim from a prior holder with market discount will be subject to the market discount rules of the Tax Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such claim as of the date of the exchange.


D. INFORMATION REPORTING AND WITHHOLDING

                  All distributions to holders of allowed claims under the Impac Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" (currently at a rate of 30% and not to exceed 31%). Backup withholding generally applies if the holder (i) fails to furnish its social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number, that it is not subject to backup withholding, and that it is a U.S. person. Backup withholding is not an additional tax but merely an advance payment of tax, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

                  THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE IMPAC PLAN.

                                       XI.

         ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE IMPAC PLAN

A. LIQUIDATION UNDER CHAPTER 11

                  If no Chapter 11 plan can be confirmed for any of the Impac Debtors by the Outside Closing Date, the Impac Debtors' applicable Chapter 11 cases would be administered pursuant to the Settlement Agreement and liquidated under Chapter 11 of the Bankruptcy Code with either a structured dismissal or alternative arrangement acceptable to CCA and the Bankruptcy Court. A discussion of the effect that a Chapter 11 liquidation would have on the recoveries of holders of Claims is set forth in sections IX.C and IX.D, above. Pursuant to the

Settlement Agreement, each of the Impac Debtors believes that implementation of the Settlement Agreement would result in no distributions being made to the respective holders of Claims and Equity Interests because of (i) the likelihood that other assets of each of the Impac Debtors would have to be sold or otherwise disposed of in accordance with the Settlement Agreement, (ii) additional administrative expenses attendant to fees and expenses of attorneys and other professionals, and (iii) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the implementation of the Settlement Agreement and from other executory contracts in connection with a cessation of each of the Impac Debtors' operations. AS NO FUNDS WOULD REMAIN, THE ESTATES OF THE IMPAC DEBTORS WOULD, AT THIS POINT, BE ADMINISTRATIVELY INSOLVENT. EACH OF THE IMPAC DEBTORS BELIEVES THAT THERE WOULD BE NO DISTRIBUTION TO HOLDERS OF CLAIMS IN CLASS 3 (GENERAL UNSECURED CLAIMS), CLASS 5 (CONVENIENCE CLAIMS) AND CLASS 9 (EQUITY INTERESTS) IF THE IMPAC PLAN IS NOT CONFIRMED AND THE IMPAC HOTEL PROPERTIES ARE DISPOSED OF BY CCA UNDER THE SETTLEMENT AGREEMENT.

B. ALTERNATIVE PLAN(S)

                  If the Impac Plan is not confirmed, the possibility that each of the Impac Debtors or any other party in interest (if the applicable Impac Debtor's exclusive period in which to file a plan has expired) could attempt to formulate a different plan would be highly unlikely given that the Impac Hotel Properties would more than likely be sold, or returned to CCA, in accordance with the Settlement Agreement. On the other hand, the Impac Plan allows the Reorganized Impac Debtors to take advantage of their unique position in the lodging industry, including strong relationships with vendors, extended credit terms, and other benefits associated with combined management efforts provided by the Lodgian Group. The employees and vendors of the Impac Debtors, as well as the management team, have expended substantial and valuable resources into the formulation of the Impac Plan, which would be lost if the Impac Debtors are required by CCA to dispose of the Impac Hotel Properties under the Settlement Agreement. This adverse result can be avoided if the current Impac Plan is confirmed.

                                      XII.

                                   CONCLUSION

                  Each of the Impac Debtors believes that the Impac Plan is in the best interests of all of its creditors and equity holders and urges the holders of impaired Claims in Classes 1, 3, 5 and 9 to vote to accept the Impac Plan and to evidence such acceptance by returning their Ballots so that they will be received by the Voting Agent NOT LATER THAN 5:00 P.M. (PACIFIC TIME) ON APRIL 17, 2003.

Dated: As of March 3, 2003


                                    Respectfully submitted,


                                    IMPAC HOTELS II, L.L.C.


                                    By: /s/ Daniel E. Ellis
                                       ----------------------------------------
                                        Name: Daniel E. Ellis
                                        Title:  Authorized Officer


                                    IMPAC HOTELS III, L.L.C.


                                    By: /s/ Daniel E. Ellis
                                       ----------------------------------------
                                        Name: Daniel E. Ellis
                                        Title: Authorized Officer


                                    OFFICIAL COMMITTEE OF UNSECURED CREDITORS


                                    By: Debevoise & Plimpton, its counsel

                                        By: /s/ George E.B. Maguire
                                            -----------------------------------
                                            Name: George E.B. Maguire
                                            Title: Attorneys for the Committee